As filed with the Securities and Exchange Commission on June 9, 2015.
Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933
_______________

THE LACLEDE GROUP, INC.
700 Market Street
St. Louis, Missouri 63101
(Exact name of Registrant as specified in its charter)
(Address of Principal Executive Offices)

Missouri	74-2976504
(State of Incorporation)	(I.R.S. Employer Identification No.)

Laclede Gas Company – Missouri Gas Energy Wage Deferral Savings Plan
(Full Title of the Plan)

S. L. Lindsey, S. P. Rasche, or E. L. Theroff
700 Market Street, St. Louis, Missouri 63101
314-342-0878
(Address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ X ]		Accelerated filer	[ ]
Non-accelerated filer	[ ]	(Do not check if a smaller reporting company)	Smaller reporting company	[ ]

____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered Common Stock $1 per share par value	Amount to be registered (1) 500,000 shares	Proposed maximum offering price per share (2) $51.96	Proposed maximum aggregate offering price (2) $25,980,000	Amount of registration fee $3,018.88
_____________________

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein as well as any additional shares of common stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or similar transaction without the registrant’s receipt of consideration that would increase the number of outstanding shares of common stock.
(2) Calculated in accordance with Rule 457(h), upon the basis of the average of the high and low prices reported on the New York Stock Exchange on June 8, 2015.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing information specified in Part I of Form S-8 have been or will be sent or given to participants as specified in Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents filed by the Registrant and the Plan, as applicable, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) are incorporated by reference into this registration statement:

SEC Filings (File No. 1-16681)	Period/Date Filed
Annual Report on Form 10-K	Fiscal Year ended September 30, 2014 filed on November 25, 2014
Quarterly Reports on Form 10-Q	Quarters ended December 31, 2014, filed on February 4,2015; and March 31, 2015 filed on May 6, 2015
Current Reports on Form 8-K
June 3, 2014 (with respect to Item 8.01, other than Exhibit 99.3); August 12, 2014 (with respect to Item 8.01 other than Exhibit 99.2); October 6, 2014; November 4, 2014; January 16, 2015; January 30, 2015; February 4, 2015; May 6, 2015; and June 5, 2015

Description of Common Stock from registration statement on Form S-4 incorporated by reference into Form 8-A	Effective October 1, 2001; Registration No. 333-48794
All documents filed by the Registrant and all documents filed by the Plan pursuant to Sections 13(a), 13(c), 14 of 15(d) of the Exchange Act on or subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.    Interests of Named Experts and Counsel
The validity of the common stock offered hereby has been passed upon for the Registrant by Mark C. Darrell, who is regularly employed by the Registrant as its Senior Vice President, General Counsel and Chief Compliance Officer. As of May 31, 2015, Mr. Darrell owned 35, 719 shares of common stock.
Item 6.    Indemnification of Directors and Officers
The General and Business Corporation Law of Missouri provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such a person against judgments and fines, and no person shall be indemnified as to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for proper expenses.
Missouri law also provides that, to the extent that a director, officer, employee or agent of the corporation has been successful in defense of any such action, suit, or proceeding or of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the action, suit, or proceeding.
The statute also provides that a corporation may provide additional indemnification to any person indemnifiable as described above, provided such additional indemnification is authorized by the corporation’s articles of incorporation or shareholder-approved bylaw or agreement, and provided further that no person shall be indemnified against conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.
The Registrant’s articles of incorporation provide that it shall indemnify each of its directors and officers to the full extent permitted by the General and Business Corporation Law of Missouri and, in addition, shall indemnify each of them against all expenses incurred in connection with any claim by reason of the act that such director or officer is or was, serving the Registrant, or at its request, in any of the capacities referred to in the General and Business Corporation Law of Missouri, or arising out of such person’s status in any such capacity, provided that the Registrant shall not indemnify any person from or on account of such person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct, or to the extent that such indemnification shall otherwise be finally adjudged to be prohibited by applicable law. The Registrant’s articles also allow it to indemnify any other person as permitted by The General and Business Corporation Law of Missouri.
The Registrant has also entered into indemnification agreements with each of its directors and officers that (1) provide for the indemnification of each such director and officer to the extent provided for by the Registrant’s articles of incorporation as described above and (2) state that the indemnification provided thereunder shall survive the elimination or modification of the Registrant’s articles of incorporation with respect to claims that have arisen prior to such elimination or modification.

The Registrant’s articles further provide that no present or former director shall be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director other than (i) for any breach of the director’s duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in subjective good faith or that involve intentional misconduct or a knowing violation of law, (iii) for the payment of an illegal dividend as provided in Section 351.345 of The General and Business Corporation Law of Missouri, or (iv) for any transaction from which the director derived an improper personal benefit. To the extent that The General and Business Corporation Law of Missouri is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the full extent permitted by The General and Business Corporation Law of Missouri as so amended.
The Registrant has obtained insurance protecting the officers and directors against certain liabilities.
The rights of indemnification provided for above are not exclusive of any other rights of indemnification to which the persons seeking indemnification may be entitled under the Registrant’s articles of incorporation or bylaws or any agreement, vote of stockholders or disinterested directors, or otherwise.
Item 8.    Exhibits
See Exhibit Index.
Item 9.    Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.

Pursuant to the requirements of the Securities Act of 1933, The Laclede Group, Inc., the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 9th day of June, 2015.

The Laclede Group, Inc.

By: /s/ Steven P. Rasche
Steven P. Rasche
Executive Vice President and
Chief Financial Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Principal executive officer and director:

/s/ Suzanne Sitherwood	President and Chief Executive	June 9, 2015
Suzanne Sitherwood	Officer and Director

Principal financial and accounting officer:

/s/ Steven P. Rasche	Executive Vice President,	June 9, 2015
Steven P. Rasche	Chief Financial Officer

*	Director	June 9, 2015
(M. A. Borer)

*	Director	June 9, 2015
(M. Fogarty)

*	Director	June 9, 2015
(E. L. Glotzbach)

*	Director	June 9, 2015
(A. Leness)

*	Director	June 9, 2015
(W. S. Maritz)

*	Director	June 9, 2015
(B. D. Newberry)

*	Director	June 9, 2015
(J. P. Stupp, Jr.)

*	Director	June 9, 2015
(M. A. Van Lokeren)

By: /s/ Ellen L. Theroff        June 9, 2015
Ellen L. Theroff
Attorney-In-Fact

The Plan.

Pursuant to the requirements of the Securities Act of 1933, the Laclede Gas Company – Missouri Gas Energy Wage Deferral Savings Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on the 9th day of June, 2015.

Laclede Gas Company – Missouri Gas Energy Wage Deferral Savings Plan

By: /s/ Gerald J. Gorla
Gerald J. Gorla
Authorized Signatory

EXHIBIT INDEX

Exhibit Number

4.1*	Articles of Incorporation, as amended, of The Laclede Group, Inc. filed as Exhibit 3.1 to The Laclede Group, Inc.’s Form 8-K filed January 26, 2006 (File No. 1-16681)

4.2*	Bylaws, as amended, of The Laclede Group, Inc. filed as Exhibit 3.2 to The Laclede Group, Inc.’s Form 10-Q for the quarter ended March 31, 2012 (File No. 1-16681)

5.1	Opinion of Mark C. Darrell

5.2
Internal Revenue Service determination letter dated March 24, 2014 relating to the Southern Union Company LDC Savings Plan, as amended, which is now known as the Laclede Gas Company - Missouri Gas Energy Wage Deferral Savings Plan

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Mark C. Darrell (contained in Exhibit 5.1)

24	Power of Attorney

* Incorporated by reference